Exhibit 99.1

Armata Pharmaceuticals Announces Fourth Quarter and Full-Year 2022 Results and

Provides Corporate Update

MARINA DEL REY, Calif., March 16, 2023 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its fourth quarter and full-year 2022, and provided a corporate update.

Fourth Quarter 2022 and Recent Developments:

•

Announced positive topline results from the SWARM-P.a. Phase 1b/2a clinical trial, which evaluated AP-PA02 in cystic fibrosis patients with chronic pulmonary Pseudomonas aeruginosa infections, supporting progression into Phase 2b;

•	Announced further clinical progression of AP-PA02 with the first patient dosed in the Phase 2 non-cystic fibrosis bronchiectasis (NCFB) study;
•	Advanced AP-SA02 with the completion of first cohort dosing in the Phase 1b/2a Staphylococcus aureus bacteremia study;
•	AP-SA02 prosthetic joint infection study start-up activities continue; and
•	Closed $30 million convertible credit agreement with Innoviva Strategic Opportunities LLC, a wholly owned subsidiary of Innoviva, Inc., Armata’s largest shareholder.

“During the fourth quarter and subsequent period, we made significant progress across multiple programs, highlighted by the announcement of positive topline results from the SWARM-P.a. Phase 1b/2a clinical trial” stated Dr. Brian Varnum, Chief Executive Officer of Armata. “These data demonstrated AP-PA02 to be well tolerated and pharmacokinetics and pharmacodynamics data indicate phage can be dosed in a controllable manner through nebulization. The study design of single ascending and multiple ascending dose exploration served to highlight dose levels and frequency required to achieve target levels of microbial reduction. Exploration of AP-PA02 dose and schedule is continuing in our Phase 2 NCFB study, enabling continuous advancement of AP-PA02 across these related indications. Similarly, in 2023 we anticipate enrolling subjects in our second clinical indication for AP-SA02, namely Staphylococcus aureus prosthetic joint infection, which represents our fourth indication for our two lead programs.”

“I am very pleased with what we have accomplished in 2022, and we entered the new year with line-of-sight to data readouts that are essential to advance phage therapy through rigorous clinical trials required to deliver novel treatment options to patients suffering from serious bacterial infections while creating enduring value for our shareholders. Our trials are designed to show the value of phage therapy on top of the standard of care, which if successful, creates the opportunity for broad use of phage therapy. This profile is distinct from the limitations faced by novel antibiotics, which are often reserved for last-line therapy, limiting commercial sales. The Armata team is well-positioned for a successful 2023,” concluded Dr. Varnum.

Fourth Quarter 2022 Financial Results

Grant Revenue. The Company recognized grant revenue of approximately $1.1 million for the three months ended December 31, 2022, which represents Medical Technology Enterprise Consortium (“MTEC”)’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of Staphylococcus aureus bacteremia. The Company expects to receive $16.3 million in grant funding from MTEC administered by the U.S. Department of Defense and the Defense Health Agency and Joint Warfighter Medical Research Program. The Company recognized approximately $1.0 million of revenue in the comparable period in 2021.

Research and Development. Research and development expenses for the three months ended December 31, 2022, were approximately $9.6 million as compared to approximately $4.8 million for the comparable period in 2021. The company continues to invest in clinical trial and personnel related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended December 31, 2022, were approximately $1.8 million as compared to approximately $2.2 million for the comparable period in 2021.

Loss from Operations. Loss from operations for the three months ended December 31, 2022, was $(10.3) million as compared to a loss from operations of approximately $(6.0) million for the comparable period in 2021.

Cash and Equivalents. As of December 31, 2022, Armata held approximately $14.9 million of unrestricted cash and cash equivalents, as compared to $10.3 million as of December 31, 2021.

As of March 13, 2023, there were approximately 36.1 million shares of common stock outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to Armata's bacteriophage development programs,  Armata’s ability to set up or operate R&D and manufacturing facilities, Armata's ability to meet expected milestones, Armata’s future success or failure, Armata's ability to be a leader in the development of phage-based therapeutics, Armata’s expected receipt of grant funding, and statements related to the timing and results of clinical trials, including the anticipated results of clinical trials of AP-PA02 and AP-SA02, and Armata’s ability to develop new products based on natural bacteriophages and synthetic bacteriophages. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability of Armata's lead clinical candidates, AP-PA02 and AP-SA02, to be more effective than previous candidates; that the top line results are indicative of the final data; Armata's ability to expedite development of AP-PA02 and AP-SA02; Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata's ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; the Company's expected market opportunity for its products; Armata's ability to sufficiently fund its operations as expected, including obtaining additional funding as needed; and any delays or adverse events within, or outside of, Armata's control, caused by the ongoing COVID-19 pandemic. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 16, 2023, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2022	December 31, 2021

Assets
Cash and cash equivalents	$14,852,000	$10,288,000
Awards receivable	1,936,000	2,989,000
Prepaids and other current assets	10,259,000	1,718,000
Total current assets	27,047,000	14,995,000
Property and equipment, net	46,652,000	38,072,000
Other long-term assets	8,389,000	2,955,000
Intangible assets, net	13,746,000	13,746,000
Total assets	$95,834,000	$69,768,000

Liabilities and stockholders’ equity
Total current liabilities	$24,873,000	$4,814,000
Long term liabilities	31,804,000	36,480,000
Deferred tax liability	3,077,000	3,077,000
Total liabilities	59,754,000	44,371,000
Stockholders’ equity	36,080,000	25,397,000
Total liabilities and stockholders’ equity	$95,834,000	$69,768,000

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Grant Revenue	$1,051,000	$989,000	$5,508,000	$4,474,000
Operating expenses:
Research and development	9,570,000	4,814,000	35,017,000	20,015,000
General and administrative	1,810,000	2,222,000	7,437,000	8,281,000
Total operating expenses	11,380,000	7,036,000	42,454,000	28,296,000
Loss from operations	(10,329,000)	(6,047,000)	(36,946,000)	(23,822,000)
Other income (expense), net	14,000	—	29,000	667,000
Loss before income taxes and Net Loss	$(10,315,000)	$(6,047,000)	$(36,917,000)	$(23,155,000)
Net loss per share, basic and diluted	$(0.29)	$(0.23)	$(1.08)	$(0.96)
Weighted average shares outstanding, basic and diluted	36,045,040	26,303,081	34,294,124	24,104,146

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2022	2021

Operating activities:
Net loss	$(36,917,000)	$(23,155,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,105,000	2,882,000
Depreciation	892,000	1,169,000
Payment of accreted interest for deferred consideration for asset acquisition	—	(586,000)
Non-cash interest expense	—	60,000
Gain on Extinguishment of PPP loan	—	(722,000)
Changes in operating assets and liabilities, net	439,000	(3,223,000)
Net cash used in operating activities	(32,481,000)	(23,575,000)
Investing activities:
Purchases of property and equipment, net	(2,211,000)	(1,304,000)
Net cash used in investing activities	(2,211,000)	(1,304,000)
Financing activities:
Payment of deferred consideration for asset acquisition	—	(1,414,000)
Payment of deferred offering costs	(500,000)	—
Proceeds from sale of common stock, net of offering costs	44,391,000	26,319,000
Proceeds from exercise of warrants and stock options	125,000	613,000
Net cash provided by (used in) financing activities	44,016,000	25,518,000
Net increase (decrease) in cash and cash equivalents	9,324,000	639,000
Cash, cash equivalents and restricted cash, beginning of period	11,488,000	10,849,000
Cash, cash equivalents and restricted cash, end of period	$20,812,000	$11,488,000

Reconciliation of Cash and cash equivalents:	As of December 31,
	2022	2021

Cash and cash equivalents	$14,852,000	$10,288,000
Restricted cash	5,960,000	1,200,000
Cash, cash equivalents and restricted cash	$20,812,000	$11,488,000